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                                                                    EXHIBIT K.10

[Chatham Financial CORPORATION logo]


        688 Unionville Road  O  Kennett Square, PA 19348
                        PHONE 610.925.3133  O  FAX 610.925.3125
                                                        www.chathamfinancial.com




February __, 2003

Robert G. Gifford
AEW Management and Advisors, L.P.
World Trade Center East
Two Seaport Lane
Floor 16
Boston, Massachusetts  02110

AEW Real Estate Income Fund
c/o CDC IXIS Asset Management Services, Inc.
399 Boylston Street
Boston, Massachusetts  02116

Gentlemen:

This letter agreement sets forth the terms and conditions pursuant to which Chatham Financial Corporation ("Chatham") will provide certain consulting services to AEW Management and Advisors, L.P. ("AEW" or "you") in connection with the evaluation, procurement, assignment and/or termination of interest rate, currency and equity hedging transactions (collectively, "hedging transactions") entered into by AEW Real Estate Income Fund (the "Fund"), a registered investment company for which AEW serves as investment adviser.

1. AEW hereby retains Chatham as a consultant to assist AEW in implementing hedging transactions on behalf of the Fund. In connection with its services as consultant, Chatham agrees that, at the request of AEW, it will assist AEW in locating appropriate counterparties for such hedging transactions and in structuring, documenting, negotiating and executing such hedging transactions.

2. Chatham shall follow the requests and directions of a duly authorized officer of AEW with respect to the services to be performed by Chatham and Chatham shall report to such officer and to whomever he or she may designate. Chatham shall perform its consulting services hereunder in good faith and to the best of its ability.

3. At the request of AEW, Chatham will negotiate directly with financial institutions that may enter into hedging transactions with the Fund, although AEW will make all decisions with respect to whether to implement any particular hedging transaction, the terms of such transaction and the other parties to such transaction. Chatham shall keep you apprised of market conditions and negotiations with potential counter-parties and other vendors of hedging transactions.

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4.       As compensation to Chatham for its services hereunder, the Fund will pay to Chatham the fees set forth below with respect to all hedging transactions entered into by the Fund during the term of this agreement:



         Chatham's wiring instructions are:

                Citibank NA
                New York, NY  10043
                ABA 021000089
                FBO Charles Schwab & Co., Inc.
                Account 4055-3953
                For:  Chatham Financial Corporation
                Account 2240-6021

         Our transactional fees also include the portfolio-level web services outlined below:

         www.chathamfinancial.com
         Web-based, customized hedging portfolio and select current and indicative market rates:
             Existing hedge transaction information
             Deal/transaction analysis - pre-deal memos
             Valuations and portfolio sensitivity analysis, available on a daily business
             Counterparty information including S&P and Moody's ratings Credit/Collateral monitoring
             Accounting requirements per transaction (see below)
             PDF Viewable executed documentation including:
                 ISDA Master Agreements and Schedules
                 Credit Support Annex and other collateral agreements Confirmations

         The above, web-based services are dependent upon information gathered from AEW for completeness and accuracy.

5. AEW agrees to protect, indemnify, defend and hold Chatham, its directors, officers, employees, trustees and agents harmless against all losses, claims, damages, liabilities, costs and expenses (including reasonable legal counsel fees) arising out of Chatham's engagement hereunder, including costs arising out of any dispute, whether or not Chatham is a party to such dispute; provided, however, that this indemnity shall not apply with respect to bad faith, reckless or willful misconduct or negligence on the part of Chatham in the performance of its services hereunder. Chatham shall also be paid a reasonable fee to reimburse it for its costs in preparing for, or testifying in, any legal proceeding where such preparation or testimony is requested by you. Also, it is understood and agreed that the indemnification contained herein survives termination of this agreement.

6. In no event, unless it has been finally determined that Chatham acted recklessly or fraudulently or in bad faith, shall Chatham be liable to AEW or the Fund or any of their authorized employees or to any other third party, whether a claim be in tort, contract or otherwise, for any special, consequential, indirect, exemplary, punitive, or similar damages, even if Chatham has been apprised of the possibility thereof.

7. Chatham agrees to keep all information provided by AEW or the Fund strictly confidential. and agrees not to share or disclose such information to persons outside of Chatham (except as required in connection with the transactions contemplated hereby) without the consent of AEW. AEW gives Chatham permission to disclose to clients and prospective clients the fact that AEW is a client of Chatham. However, both parties agree not to disclose the terms of this agreement except
         (i) to their attorneys, accountants or other agents who have agreed to keep such terms confidential or (ii) as provided by law.

8. AEW agrees to keep analysis, techniques, tools and models provided to AEW by Chatham strictly confidential and agrees not to share or disclose them to persons outside of AEW without the consent of Chatham except (i) to its attorneys, accountants or other agents who have agreed to keep such terms confidential or (ii) as provided by law. AEW understands and agrees that the website provided to AEW as part of this agreement is for the exclusive use by AEW and it will not provide any passwords or information to anyone not employed by AEW without the consent of Chatham. Chatham gives permission to AEW to disclose to investors that Chatham has been retained as a hedging advisor.

9. AEW understands that although Chatham may assist in the preparation and negotiation of the legal, tax and regulatory aspects of the purchase of hedging instruments, it is not qualified to provide legal, tax or regulatory advice. AEW agrees that it will rely on its own advisors for advice in these areas.

10. Both parties agree that any and all telephone conversations between Chatham and AEW, their associates, advisors or consultants may be recorded.


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11.      Either party may terminate this agreement at any time by providing 60 days written notice to the other party.

12. This Agreement will be governed by and construed in accordance with the domestic substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. AEW and Chatham hereby agree that the Fund is an intended third-party beneficiary of this Agreement.

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If these terms and conditions meet with your approval, kindly execute and return a copy of this letter.

Best Regards,

Date: ___________________________________

By:    __________________________________
         Name:

         Title___________________________



Accepted and Agreed:
AEW Management and Advisors, L.P.

Date: ___________________________________

By:    __________________________________
         Name:

         Title___________________________

The Fund is a Massachusetts business trust. A copy of the Amended and Restated Agreement and Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Fund by an officer or trustee of the Fund in his or her capacity as an officer or trustee of the Fund and not individually and that the obligations of or arising out of this instrument are not binding upon any of the trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

Agreed and accepted solely as to the payment obligations contained in Section 4:

AEW REAL ESTATE INCOME FUND

Date: _____________________________________

By:    ____________________________________
         Name:

         Title_____________________________